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                               SECOND AMENDMENT
                                      TO
                        STANDARD INDUSTRIAL LEASE - NET
                        -------------------------------

     This Second Amendment to the June 8, 1992 Standard Industrial Lease - Net is made and entered into as of November 18, 1996, by and between S&B Mortgage Investment Company, hereinafter called "Lessor", and Variflex, Inc. (formerly Variflex of California), hereinafter called "Lessee", and is made with reference to the following facts:

      A. WHEREAS, Lessor and Lessee are parties to a certain Standard Industrial Lease - Net dated June 8, 1992, which was amended by the First Amendment dated March 20, 1995, for the premises known as 5152 North Commerce Avenue, Moorpark, California, and described as a concrete tilt-up industrial facility comprised of approximately 104,000 square feet of M-2 zoned land; and


     B. WHEREAS, Lessor and Rolls-Royce Motor Cars, Inc., a Delaware corporation ("Rolls-Royce"), are parties to a certain Standard Industrial/Commercial Single-Tenant Lease - Net, dated May 21, 1991, for the premises known as 5156 North Commerce Avenue, Moorpark, California, and described as a concrete tilt-up building of approximately 31,233 square feet of M-2 zoned land; and

     C. WHEREAS, Lessee presently subleases from Rolls-Royce a substantial portion of the property commonly known as 5156 North Commerce Avenue, Moorpark, California, and may desire to continue to occupy said Premises either as a subtenant of Rolls-Royce or as a tenant of Lessor for a term consistent with Lessee's lease term pursuant to the Lease by which Lessee possesses the property commonly known as 5152 North Commerce Avenue, Moorpark, California; and


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     D.  WHEREAS, Lessor and Lessee are desirous of amending said June 8, 1992
Standard Industrial Lease - Net as hereinafter provided;

     NOW, THEREFORE, the parties respectfully agree as follows:

     1.  Regarding Page 1, Paragraph 3.1, Term, the term of this Lease shall be
                                          ----
extended for three (3) years, commencing on January 1, 1998, and ending on December 31, 2000.

     2.  Regarding Page 1, Paragraph 4, Rent, the monthly rent Lessee shall pay
                                        ----
to Lessor, in advance, during the extended term provided for in this Second Amendment (commencing on January 1, 1998 and ending on December 31, 2000) for the Premises known as 5152 North Commerce Avenue, Moorpark shall be $34,320.00.

     3.  Regarding Page 1, Paragraph 4, Rent, the $33,280.00 which was paid to
                                        ----
Lessor by Lessee upon the execution of the Lease on or about June 8, 1992, shall be applied towards the rent due as and for the last month of the extended term, rather than to be applied towards the rent due for the month of the extended term, rather than to be applied towards the rent due for the month of December, 1997.

     4.  Regarding Page 1, Paragraph 4, Rent, the Base Rent payable during each
                                        ----
year of the extended term beginning January 1, 1999 shall be adjusted upward in direct proportion to any increase in the Consumer Price Index as hereinafter defined. The base figure for computing the adjusted minimum rent shall be the last figure for the Consumer Price Index for Urban Wage Earners and Clerical Workers, Los Angeles Metropolitan Area All Items, based on the year 1982-84 = 100, published by the United States Department of Labor Statistics (the "Index") as of January 1, 1998 (the "Beginning Index Figure"). The figure for computing the adjustment shall be the figure for the Index published as to each succeeding annual anniversary of such extended rental year during the term.

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

      If the Index is changed at any time during the term so that the base year differs from that used to compute the Beginning Index Figure, the Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is discontinued or revised at any time during the Term such other government index or computation which replaces it shall be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised. Upon any adjustment in the rent pursuant to other provisions of this Lease, the rent as so adjusted shall become the base rent for later CPI adjustments and the Beginning Index Figure shall be the last figure for the Index prior to the effective date of the adjustment in the Base Rent.

     5.  Regarding Page 1, Paragraph 2, Premises, upon the termination of the
                                        --------
May 21, 1991 Lease between Lessor and Rolls-Royce Motor Cars, Inc., covering 5156 North Commerce Avenue, Moorpark, Lessor shall not lease all or any part of the Premises commonly known as 5156 North Commerce Avenue, Moorpark to any third person without first notifying Lessee in writing that said Lease with Rolls-Royce is terminated and that Lessor intends to relet the subject Premises to a third party. Lessee shall have the right, within 20 days after receipt of Lessor's notice, to advise Lessor in writing of its agreement to expand the Premises to include not only 5152 North Commerce Avenue but also 5156 North Commerce Avenue on all of the same Lease terms and conditions specified in the June 8, 1992 Standard Industrial Lease - Net, as amended, by and between S&B Mortgage Investment Company and Variflex of California, including, without limitation, the provisions relating to the rights and obligations of the parties with respect to alterations. So long as Lessee provides Lessor with said notice of intent to expand the Premises to also include 5156 North Commerce Avenue, Moorpark, then Lessor will allow such inclusion so long as the total rent payable to Lessor by Lessee for both the original premises (5152 North Commerce Avenue, Moorpark, California) and the expanded premises (5156 North Commerce Avenue, Moorpark, California) will be $47,460.00 rent per month. If Lessee does not provide Lessor with the written notice provided in this Paragraph 5 and execute a formal lease amendment within said 20 days to expand the Premises to include 5156 North Commerce Avenue, Moorpark, this right of first refusal shall lapse and terminate and Lessor thereafter shall have the right to lease

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

to any third party, to Rolls Royce, or to extend the existing lease covering 5156 North Commerce Avenue, Moorpark, or any part of it to a third person upon any terms and conditions desired by Lessor. In the event Lessee exercises its right to expand the Premises to include both 5152 and 5156 North Commerce Avenue, as provided in this Paragraph 5, then Page 2, paragraph 1.3(a),
Property Insurance, shall be amended so that the amount of insurance to be
------------------
obtained by the insuring party covering loss or damages to the Premises shall be increased from $3,500,000.00 to $5,000,000.00 for both properties, which is the agreed upon replacement value.

     6. Except as herein mentioned, the Lease remains unmodified and in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment to Standard Industrial Lease - Net as of November 18, 1996, at Ventura County, California.


LESSOR:                                 LESSEE:

S&B MORTGAGE INVESTMENT COMPANY         VARIFLEX, INC.
2541 Uranium Drive                      5152 North Commerce Avenue
Oxnard, California 93030                Moorpark, California  93021

By /s/  Stanley C. Hess                 By  /s/ Raymond H. Losi, II
  -----------------------------           ------------------------------
   STANLEY C. HESS                        RAYMOND H. LOSI, II, President

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